Exhibit 10.30

AGREEMENT IN CONNECTION WITH ASSIGNMENT

AND ASSUMPTION OF MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AGREEMENT IN CONNECTION WITH ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into this 28th day of February, 2014 (the “Effective Date”), by and between FOUNDATION SURGICAL HOSPITAL AFFILIATES, a Nevada limited liability company (“Foundation”), and PHYSICIANS REALTY L.P., a Delaware limited partnership (“DOC”).

RECITALS

A. On February 19, 2014, DOC-FSH San Antonio Hospital, LLC (“DOC-San Antonio”) purchased certain real property located in San Antonio, Texas (the “Property”) from Foundation Bariatric Real Estate of San Antonio, LLLP (“Hospital Seller”), which property was encumbered by a master lease entered into by and between the Hospital Seller, as Lessor, and Foundation Bariatric Hospital of San Antonio, L.L.C., as Lessee (the “Existing Lease”).

B. DOC owns sixty percent (60%) of the limited liability company membership interests in DOC-San Antonio and BAH, LLC (“BAH”) owns forty percent (40%) of the limited liability company membership interests in DOC-San Antonio (“BAH’s Interest”).

C. Foundation, as buyer, and BAH, as seller, entered into that certain Membership Interest Purchase Agreement dated February 28, 2014 (the “MIPA”) for the sale and purchase of BAH’s Interest.

D. On the Effective Date, Foundation and DOC entered into an Assignment and Assumption of Agreement of Membership Interest Purchase Agreement (the “Assignment”) whereby Foundation assigned, and DOC assumed, all of Foundation’s right, title, interest and obligations in, to and under the MIPA.

E. Foundation hereby acknowledges and accepts that Foundation’s covenants, representations, and warranties set forth in this Agreement are material inducements to DOC entering into the Assignment, and further acknowledges and accepts that DOC is relying thereon in agreeing to assume Foundation’s right, title, interest and obligations in, to, and under the MIPA.

F. DOC hereby acknowledges and accepts that DOC’s covenants, representations, and warranties set forth in this Agreement are material inducements to Foundation entering into the Assignment, and further acknowledges and accepts that Foundation is relying thereon in agreeing to the terms and conditions hereof and related to the MIPA.

G. In furtherance of business agreements reached by the parties in connection with the Assignment, Foundation and DOC wish to enter into this Agreement.

AGREEMENTS

In consideration of the covenants and other provisions contained in this Agreement and the Assignment, the receipt and sufficiency of which are hereby acknowledged, Foundation and DOC agree as follows:

1. Recitals; Capitalized Terms. Foundation and DOC agree that the Recitals set forth above are true, accurate, and complete and are incorporated by this reference into this Section. All capitalized terms not defined in this Agreement shall have the meanings given to them in the MIPA.

2. Purchase Price; Use of Proceeds. Foundation and DOC acknowledge and agree that DOC, pursuant to the MIPA, will pay to BAH the sum of Two Million Four Hundred Seventy Thousand One Hundred Fifty-Nine Dollars and Eighty-Five Cents ($2,470,159.85) as the Purchase Price for BAH’s Interest. Foundation and DOC further acknowledge and agree that DOC has incurred and will incur certain fees, costs and expenses, including, but not limited to, fees, costs and expenses in connection with its obligations under the MIPA, the purchase of BAH’s Interest, the purchase of the Property, and the transactions contemplated by this Agreement (the “Transaction Costs”); provided, however, the Transaction Costs shall not include DOC’s legal fees or underwriting fees. DOC shall provide Foundation with copies of the closing statements for the transactions contemplated by the MIPA, the purchase of the Property, and this Agreement that reflect the Transaction Costs. In consideration of the Assignment and the other promises and covenants set forth in this Agreement, DOC agrees to pay to Foundation an amount equal to the difference between: (i) Twenty-Five Million Five Hundred Fifty-Five Thousand Five Hundred Fifty-Six and 00/100 Dollars ($25,555,556.00), minus (ii) the sum of the Purchase Price and the Transaction Costs (the “Excess Proceeds”), shall be paid to Foundation at Closing.

3. Master Lease.

(a) On the date of Closing, Foundation and DOC-San Antonio shall enter into, an absolute net lease for the Property for a term of fifteen (15) years (the “Master Lease”). Base rent for the first year of the term shall be Two Million Three Hundred Thousand and 00/100 Dollars ($2,300,000.00), payable in equal monthly installments of 1/12 of such amount. Beginning on the first anniversary of the Master Lease commencement date and on each anniversary of the commencement date thereafter, the base rent shall increase by three percent (3.0%) per annum.

(b) Foundation and DOC acknowledge and agree that the Existing Lease shall continue as a sublease to the Master Lease, that the subject tenant will continue to be responsible for all of the terms, conditions and obligations under the Existing Lease, and that DOC shall have no responsibility or liability therefor or in connection therewith.

4. Interest Management. Upon Closing, Foundation shall assume property management responsibilities for the Property pursuant to the Master Lease.

5. Indemnity.

(a) Foundation agrees to indemnify and hold harmless DOC its officers, agents, employees, and tenants from and against, and to reimburse DOC with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by DOC by reason of or arising out of: (i) a breach of any representation or warranty of Foundation set forth in this Agreement; (ii) the failure of Foundation to perform any obligation required by this Agreement to be performed by it.

(b) DOC agrees to indemnify and hold harmless Foundation its officers, agents, employees, and tenants from and against, and to reimburse Foundation with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Foundation by reason of or arising out of: (i) a breach of any representation or warranty of DOC set forth in this Agreement; (ii) the failure of DOC to perform any obligation required by this Agreement to be performed by it.

7. Default. If Foundation defaults in the performance of any obligation contained in this Agreement, then DOC shall have the right to: (i) terminate this Agreement and rescind the Assignment by delivering written notice thereof to Foundation, whereupon Foundation shall assume and be liable for all of DOC’s obligations under the MIPA, and Foundation shall reimburse DOC for all out-of-pocket expenses incurred by DOC in connection with the transactions contemplated by this Agreement, the Assignment and the MIPA, and the parties shall have no further liability or obligations to each other except as specified herein; and/or (ii) exercise any and all rights and remedies available to it at law or in equity, including, without limitation, the right to sue for damages. If DOC defaults in the performance of any obligation contained in this Agreement, or if DOC fails to perform any obligation required to be performed by DOC, then Foundation shall have the right to: (i) terminate this Agreement and rescind the Assignment by delivering written notice thereof to DOC, whereupon DOC shall assume and be liable for all of Foundation’s obligations under the MIPA, and DOC shall reimburse Foundation for all out-of-pocket expenses incurred by Foundation in connection with the transactions contemplated by this Agreement, the Assignment and the MIPA, and the parties shall have no further liability or obligations to each other except as specified herein; and/or (ii) exercise any and all rights and remedies available to it at law or in equity, including, without limitation, the right to sue for damages.

8. Brokerage. DOC represents and warrants to Foundation and Foundation represents and warrants to DOC that each dealt with no broker, agent, finder or other intermediary in connection with this Agreement, the sale and purchase of BAH’s Interest, the sale and purchase of the Property, the Master Lease and/or the Existing Lease. Foundation agrees to pay any real estate broker, agent, finder or other intermediary claiming a commission in connection with this Agreement, the sale and purchase of BAH’s Interest, the sale and purchase of the Property, the Master Lease and/or the Existing Lease claiming by through or under Foundation, and DOC shall have no liability or obligation in connection therewith. Foundation agrees to indemnify, defend and hold DOC harmless from and against the claims of any and all brokers, agents, finders and other intermediaries claiming a commission in connection with this Agreement, the sale and purchase of BAH’s Interest, the sale and purchase of the Property, the

Master Lease and/or the Existing Lease claiming by through or under Foundation. DOC agrees to indemnify, defend and hold Foundation harmless from and against any broker’s claim, agent, finder, or other intermediary claiming commissions arising from any breach by DOC of DOC’s representation and warranty in this Section 8.

9. Miscellaneous.

(a) All of the representations and warranties contained in this Agreement, all covenants, agreements and indemnities made herein, and all obligations to be performed under the provisions of this Agreement shall survive Closing.

(b) The “captions” or “headings” in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(c) DOC shall have the right to assign this Agreement to a subsidiary or affiliate and any other assignment shall be subject to the prior written consent of Foundation. Foundation shall not assign this Agreement without the prior written consent of DOC. Any assignment of this Agreement by Foundation without DOC’s prior written consent shall be null and void, and of no force or effect.

(d) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

(e) Except for the Assignment, this Agreement contains the entire agreement as to BAH’s Interest between Foundation and DOC; and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning BAH’s Interest. This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(f) This Agreement shall be construed in accordance with the internal laws of the State of Texas, without giving effect to its conflicts of laws provisions.

(g) All parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

(h) Time is of the essence of this Agreement and DOC and Foundation hereby agree that the times provided for in this Agreement are reasonable times for each party to complete its respective obligations.

(i) This Agreement may be executed or amended in counterparts, all of which taken together shall constitute one and the same instrument.

(j) If any of the terms or conditions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Agreement, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the full extent permitted by law.

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(Signatures contained on following pages.)

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal.

Foundation:		DOC:

FOUNDATION SURGICAL HOSPITAL AFFILIATES, LLC		PHYSICIANS REALTY, L.P.

		By:	Physicians Realty Trust, its general Partner

By:	/s/ Stanton Nelson
	Stanton Nelson, Manager		By:	/s/ John T. Thomas
John T. Thomas President and Chief Executive Officer